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                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, DC  20549







                                      FORM 8-K







                                   CURRENT REPORT







                      Pursuant to Section 13 or 15 (d) of the
                          Securities Exchange Act of 1934





                  Date of Report (Date of earliest event reported)
                                   April 23, 1998





                         FIRST PLACE FINANCIAL CORPORATION
           -------------------------------------------------------------
               (Exact name of registrant as specified in its charter)





          New Mexico                     0-25956               85-0317365
----------------------------           -------------         ---------------
(State or other jurisdiction of        (Commission           (I.R.S Employer
incorporation or organization)         file number)          Identification No.)




100 East Broadway, Farmington, New Mexico                         87401
--------------------------------------------------------------------------------
Address of principal executive offices                          Zip Code



Registrant's telephone number, including area code:  (505) 324-9500
                                                     --------------


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ITEM 5.   OTHER EVENTS

          News release dated April 23, 1998, announcing first quarter 1998 earnings and quarterly dividend. Shareholder letter dated May 1, 1998, reporting first quarter 1998 earnings and quarterly dividend.




ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

          (c)  EXHIBITS

          News release from First Place Financial Corporation dated April 23, 1998.

          Shareholder letter from First Place Financial Corporation dated May 1, 1998.


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                                      SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         FIRST PLACE FINANCIAL CORPORATION
                                         ---------------------------------
                                                    (Registrant)


Date: May 1, 1998                       James D. Rose
      -----------                       -------------------------------------
                                        President and Chief Operating Officer


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                                     [LETTERHEAD]


                                             May 1, 1998





Dear Shareholder:

     We are pleased to announce that at their March 18, 1998 meeting, your board of directors declared a regular quarterly dividend of $.37 per share payable May 1, 1998 to shareholders of record as of March 18, 1998.

     As a shareholder of a company that operates federally-regulated commercial banks, there is an important issue now before Congress that could have serious ramifications on the long-term value of your investment. That issue has to do with credit unions.

     Simply put, credit unions want to do everything banks do except pay taxes. The original basis for their tax exempt status was that each credit union served a membership that shared a common bond - typically they had the same employer. About ten years ago, credit unions started ignoring the law that required their members to have a common bond and essentially opened up their membership to everyone.

     It finally became obvious that the credit union regulatory authorities were not only not going to enforce the law, they were openly encouraging credit unions to ignore the law. As a result, a bank finally sued a credit union over the practice of having a field of membership which included numerous common bonds.

     The Supreme Court recently ruled that this practice was illegal and that each credit union should only serve a membership who shared a single common bond. Now the credit unions are engaged in an unprecedented lobbying campaign in Washington, D.C. to change the law that restricts their membership to a single common bond. H.R. 1151, which removes the common bond requirement, has been passed by the House and is now in the Senate.

     The bankers' position is that no one who is presently a credit union member should have to give up that membership, but unless credit unions are required to pay taxes, they should not have unlimited fields of membership.

     We urge you to contact your senators today and encourage them to oppose any measure that allows credit unions more expansive membership without an accompanying requirement to pay taxes.

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     First Place Financial Corporation had total assets at March 31,1998 of
$927.8 million, an increase of $107.2 million, or 13.0%, over March 31, 1997, but net income for the first quarter was down by $613,000, or 26.7 percent, as compared to the same period last year. Net interest income was essentially unchanged from last year while operating expenses and the provision for loan losses have increased.

     First National Bank of Farmington recently opened a new branch in Kirtland, New Mexico. The branch includes two drive-up lanes and a drive-up automatic teller machine. This branch will strengthen First National's presence in the lower valley area.

     The Pagosa Springs City Market branch of Burns National Bank of Durango will celebrate its first anniversary in July. The branch had average total deposits during March of $5.8 million. Needless to say, we are pleased at the response this branch has had from the Pagosa Springs area.

     Western Bank, Gallup continues to have strong growth. Total assets at March 31, 1998 were $60.9 million, which is approximately double the total assets when the bank was acquired in August 1995. Western Bank was recently awarded the rights to open a branch office in the new Wal-Mart superstore to be built in Gallup. This branch, which should open by the second quarter of 1998, will be the first branch for Western Bank and will give it a much needed presence in north Gallup.

     Final approval for the charter for Capital Bank is expected at any time. Renovation of the building (located at 4700 Montgomery NE in Albuquerque) should begin very soon, and Capital Bank is scheduled to open by late summer.

     First Place is taking a very proactive stance towards the potential Year 2000 problem. We are currently on schedule with our plans to ensure that all mission critical systems are year 2000 compliant (i.e., they can handle dates beyond December 31, 1999) well before January 1, 2000.

     We appreciate your continued support as we position the company for continued profitable growth in the 21st century.



Robert S. Culpepper             Richard I. Ledbetter             James D. Rose
Chairman of the Board           Chief Executive Officer          President

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                                     [LETTERHEAD]



                                    NEWS RELEASE
                                 -------------------
                                 -------------------


DATE:             April 23, 1998

CONTACT:          James D. Rose, President

TELEPHONE:        (505) 324-9542


                         FIRST PLACE FINANCIAL CORPORATION
                       REPORTS FIRST QUARTER 1998 NET INCOME


FARMINGTON, NEW MEXICO -- Richard I. Ledbetter, chief executive officer of First Place Financial Corporation (FPFC), today reported net income for the first three months of 1998 of $1.7 million, compared to $2.3 million reported for the first quarter of 1997. Basic and diluted earnings per share were $.78 and $.77, respectively, for the first quarter of 1998 compared to $1.08 and $1.06, respectively, for the first quarter of 1997.


The decrease in net income was primarily due to an increase in the provision for loan losses and increases in other expenses. The provision for loan losses for the first quarter of 1998 was $565,000, an increase of $235,000 from the year ago period. This increase was primarily due to concerns with certain portions of the loan portfolio. Other expenses of $5.8 million for the quarter ended March 31, 1998 were up 18% from the like period a year ago.


The other expenses increases were primarily in data processing expenses and stationery and supplies, which were mainly due to investments made in technology. The most significant technical enhancements were digital check and statement imaging, local and

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wide-area networks and an improved voice response system.  Salaries and benefits also increased, primarily due to normal salary increases and a higher level of full-time equivalent employees added to support asset growth. These increases in other expenses were offset somewhat by increases in net interest income and other income and a decrease in the effective tax rate from 26% at March 31, 1997 to 24% at March 31, 1998.


First Place ended the quarter with $928 million in total assets, an increase of $107 million over the March 31, 1997 total of $821 million. Total loans at March 31, 1998 were $478 million, an increase of $5 million from the $473 million reported at March 31, 1997. Total stockholders' equity at March 31, 1998 increased $7 million during the last twelve months to $73 million.


The Board of directors of FPFC has declared a quarterly dividend of $.37 per share payable May 1, 1998 to shareholders of record as of March 18, 1998.


FPFC, the largest bank holding company headquartered in New Mexico owns First National Bank of Farmington, Western Bank, Gallup, and Burns National Bank of Durango, Colorado. FPFC stock is quoted on the NASDAQ Bulletin Board under the symbol FPLF.